GRAINGER REPORTS RESULTS FOR THE 2013 THIRD QUARTER
Narrows 2013 Sales and Earnings Guidance

Quarterly Highlights

•	Sales of $2.4 billion, up 5 percent, 4 percent daily

•	Sales for the U.S. segment up 7 percent, 6 percent daily

•	EPS of $2.95, up 37 percent, up 5 percent excluding 2012 reserves of $0.66 per share

•	Operating cash flow of $354 million, up 5 percent

CHICAGO, October 16, 2013 - Grainger (NYSE: GWW) today reported results for the 2013 third quarter ended September 30, 2013. Sales of $2.4 billion increased 5 percent versus $2.3 billion in the third quarter of 2012. There were 64 selling days in the quarter, one more than in 2012. Sales on a daily basis increased 4 percent versus the 2012 third quarter. Net earnings for the third quarter increased 36 percent to $211 million versus $155 million in 2012. Earnings per share of $2.95 increased 37 percent versus $2.15 in 2012.

During the 2012 third quarter, the company recorded $76 million in pre-tax reserves, or $0.66 per share, consisting of a $70 million reserve for a settlement in principle to resolve pricing disclosure issues relating to government contracts with the General Services Administration (GSA) and United States Postal Service (USPS) and a $6 million reserve for resolving related tax, freight and miscellaneous billing issues. Excluding the effect of the reserves in the 2012 third quarter, net earnings for the quarter increased 4 percent and earnings per share increased 5 percent.

“Despite a challenging environment, our U.S. business delivered solid volume growth and earnings that were in line with our expectations,” said Chairman, President and Chief Executive Officer Jim Ryan. “Our businesses outside of the United States remain affected by weaker macroeconomic conditions and unfavorable foreign exchange rates,” Ryan added. “We are continuing to aggressively invest for the future with $135 million in incremental growth spending planned for 2013 designed to build additional scale and accelerate our market share gains. Given our commitment to our growth investments, coupled with the continuing headwinds of a softer global economy and stronger U.S. dollar, we are narrowing our guidance range for full year 2013,” Ryan concluded.

The company now expects 2013 sales growth of 5 to 6 percent and earnings per share of $11.45 to $11.65. The company’s previous 2013 guidance issued on July 17, 2013, was sales growth of 5 to 8 percent and earnings per share of $11.40 to $12.00.

Company
Sales in the 2013 third quarter increased 5 percent, 4 percent on a daily basis. The 4 percent increase in daily sales in the quarter consisted of 4 percentage points from volume and 1 percentage point from acquisitions, partially offset by a 1 percentage point decline attributable to unfavorable foreign exchange.

The company’s gross profit margin increased 0.2 percentage point to 43.8 percent versus 43.6 percent in the 2012 third quarter, driven by Canada and the Other Businesses. Company operating earnings of $347 million for the 2013 third quarter increased 36 percent versus the prior year. Excluding the effect of the 2012 reserves, operating earnings increased 5 percent. The 5 percent increase in operating earnings was driven by higher sales and improved gross profit margins. Company operating expenses in the quarter, excluding the $76 million in reserves in the 2012 third quarter, increased 6 percent driven primarily by payroll and benefits and included an incremental $40 million in spending to fund the company’s growth programs. Unfavorable foreign exchange, tied primarily to the businesses in Canada and Japan, represented a $3 million reduction in operating earnings.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 7 percent, 6 percent on a daily basis, in the 2013 third quarter versus the prior year. The 6 percent daily sales growth was driven by 5 percentage points from volume and 1 percentage point from acquisitions. The sales increase for the quarter was led by solid growth primarily to large customers in the light and heavy manufacturing, natural resources and commercial customer end markets.

Quarterly operating earnings in the United States increased 39 percent versus the 2012 quarter. Excluding the 2012 reserves, operating earnings increased 6 percent, primarily driven by sales growth. Gross profit margin for the quarter decreased by 0.3 percentage point versus the prior year driven by strong growth and share gain among large customers, which carry lower gross margins. In addition, the company did not implement mid-year price increases due to a lower inflationary environment in 2013, unlike the past two years. Operating expenses, excluding the 2012 reserves, increased slightly slower than sales growth and included an incremental $36 million in growth-related spending. These investments are intended to drive market share gains and build additional scale.

Canada
Sales in the 2013 third quarter in Canada decreased 1 percent, 2 percent on a daily basis versus the prior year. In local currency, sales increased 4 percent, 2 percent on a daily basis on higher volume.  The sales increase for the quarter in Canada was led by solid growth to customers in the oil and gas, forestry, light manufacturing and utilities end markets.

Operating earnings in Canada decreased 7 percent in the 2013 third quarter, down 3 percent in local currency. The lower operating performance was primarily the result of approximately $3.5 million in incremental spending for the new IT system scheduled for implementation in late 2014. Excluding the IT investment, the business generated positive operating leverage. Gross profit margins increased 0.4 percentage point. The gross profit margin improvement was due to cost savings from freight consolidation and higher supplier rebates.

Other Businesses
Daily sales for the Other Businesses, which includes operations primarily in Asia, Europe and Latin America, were flat for the 2013 third quarter versus the prior year. This performance consisted of 7 percentage points of growth from volume and price, offset by a 7 percentage point decline from unfavorable foreign exchange.

Operating earnings for the Other Businesses were $6 million in the 2013 third quarter versus $9 million in the 2012 third quarter. The earnings decline for the quarter was primarily driven by weaker performance in Mexico, Colombia and Brazil. Strong earnings growth in Japan was essentially offset by the weakness in the Japanese yen versus the U.S. dollar.

Other
Interest expense, net of interest income, was $2.9 million in the 2013 third quarter versus $4.0 million in the 2012 third quarter. The tax rate in the quarter was 38.0 percent versus 37.1 percent in the 2012 quarter. The increase was primarily due to lower earnings in foreign jurisdictions with lower tax rates.  The company projects an effective tax rate for the full year 2013 of 37.4 to 37.8 percent.

Cash Flow
Operating cash flow was $354 million in the 2013 third quarter versus $338 million in the 2012 third quarter. Cash flow in the 2013 third quarter benefitted from higher earnings and lower inventory purchases versus the prior year. The company used cash from operations to fund capital expenditures of $65 million in the quarter versus $59 million in the third quarter of 2012. In the 2013 third quarter, Grainger returned $142 million to shareholders through $65 million in dividends and $77 million to buy back 300,000 shares of stock. As of September 30, 2013, the company had 4.2 million shares remaining on its share repurchase authorization.

Year-to-Date
For the nine months ended September 30, 2013, sales of $7.1 billion increased 5 percent versus $6.7 billion in the nine months ended September 30, 2012. Reported net earnings increased 20 percent to $640 million versus $534 million in the first nine months of 2012. Reported earnings per share for the first nine months increased 21 percent to $8.92 versus $7.35 for 2012. The first nine months of 2012 included reserves of $0.66 per share. Excluding these items from 2012, net earnings for the first nine months increased 10 percent and earnings per share increased 11 percent versus 2012.

W.W. Grainger, Inc., with 2012 sales of $9 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2013 third quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will continue to invest”, “further refine our expectations for 2013 sales and earnings per share”, “expects 2013 sales growth”, “2013 guidance”, “expected to continue”, “continues to project an effective tax rate” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$2,398,530	$2,281,205	$7,060,526	$6,723,925
Cost of merchandise sold	1,347,164	1,287,245	3,930,440	3,777,290
Gross profit	1,051,366	993,960	3,130,086	2,946,635

Warehousing, marketing and administrative expense	704,651	739,634	2,089,995	2,073,948
Operating earnings	346,715	254,326	1,040,091	872,687

Other income and (expense)
Interest income	822	707	2,516	1,904
Interest expense	(3,734)	(4,751)	(10,102)	(10,718)
Other non-operating income	58	438	799	89
Total other expense	(2,854)	(3,606)	(6,787)	(8,725)

Earnings before income taxes	343,861	250,720	1,033,304	863,962

Income taxes	130,786	92,916	384,948	323,599

Net earnings	213,075	157,804	648,356	540,363

Net earnings attributable to noncontrolling interest	2,286	2,410	8,069	6,749

Net earnings attributable to W.W. Grainger, Inc.	$210,789	$155,394	$640,287	$533,614

Earnings per share -Basic	$2.99	$2.19	$9.06	$7.50
-Diluted	$2.95	$2.15	$8.92	$7.35
Average number of shares outstanding -Basic	69,461	69,625	69,562	69,897
-Diluted	70,547	70,961	70,707	71,306

Diluted Earnings Per Share
Net earnings as reported	$210,789	$155,394	$640,287	$533,614
Earnings allocated to participating securities	(2,969)	(2,748)	(9,600)	(9,480)
Net earnings available to common shareholders	$207,820	$152,646	$630,687	$524,134
Weighted average shares adjusted for dilutive securities	70,547	70,961	70,707	71,306
Diluted earnings per share	$2.95	$2.15	$8.92	$7.35

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales
United States	$1,904,552	$1,776,749	$5,542,202	$5,219,559
Canada	270,660	272,943	842,446	825,443
Other Businesses	258,442	254,817	767,598	742,904
Intersegment sales	(35,124)	(23,304)	(91,720)	(63,981)
Net sales to external customers	$2,398,530	$2,281,205	$7,060,526	$6,723,925

Operating earnings
United States	$342,420	$247,054	$1,012,192	$856,701
Canada	31,798	34,247	101,953	97,502
Other Businesses	6,182	8,778	27,232	30,737
Unallocated expense	(33,685)	(35,753)	(101,286)	(112,253)
Operating earnings	$346,715	$254,326	$1,040,091	$872,687

Company operating margin	14.5%	11.2%	14.7%	13.0%
ROIC* for Company			34.2%	30.2%
ROIC* for United States			51.3%	46.4%
ROIC* for Canada			22.8%	23.4%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 4-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (4-point average of $365.2 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (4-point average of $383.2 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	September 30, 2013	December 31, 2012
Cash and cash equivalents (1)	$539,995	$452,063
Accounts receivable – net	1,082,108	940,020
Inventories - net	1,256,852	1,301,935
Prepaid expenses and other assets	110,511	150,655
Deferred income taxes	59,631	55,967
Total current assets	3,049,097	2,900,640
Property, buildings and equipment – net	1,136,316	1,144,573
Deferred income taxes	58,054	51,536
Goodwill	568,954	543,670
Other assets and intangibles – net (2)	439,128	374,179
Total assets	$5,251,549	$5,014,598
Liabilities and Shareholders’ Equity
Short-term debt	$73,023	$79,071
Current maturities of long-term debt	27,501	18,525
Trade accounts payable	435,165	428,782
Accrued compensation and benefits	179,202	165,450
Accrued contributions to employees’ profit sharing plans	134,636	170,434
Accrued expenses	206,927	204,800
Income taxes payable	18,038	12,941
Total current liabilities	1,074,492	1,080,003
Long-term debt	448,127	467,048
Deferred income taxes and tax uncertainties	120,703	119,280
Employment-related and other non-current liabilities	239,088	230,901
Shareholders' equity (3)	3,369,139	3,117,366
Total liabilities and shareholders’ equity	$5,251,549	$5,014,598

(1)	Cash and cash equivalents increased $88 million primarily due to higher earnings.
(2)	Other assets and intangibles increased $65 million primarily due to the Techni-Tool and E&R Industrial acquisitions.
(3)	Common stock outstanding as of September 30, 2013 was 69,411,710 shares as compared with 69,478,495 shares at December 31, 2012.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net earnings	$648,356	$540,363
Provision for losses on accounts receivable	5,775	6,604
Deferred income taxes and tax uncertainties	(8,683)	(6,315)
Depreciation and amortization	126,164	113,338
Stock-based compensation	44,028	42,815
Change in operating assets and liabilities – net of business acquisitions:
Accounts receivable	(130,068)	(131,057)
Inventories	44,957	12,116
Prepaid expenses and other assets	40,290	46,648
Trade accounts payable	1,727	(39,657)
Other current liabilities	(46,521)	(3,861)
Current income taxes payable	6,243	(12,890)
Employment-related and other non-current liabilities	13,955	11,478
Other – net	(5,795)	(3,473)
Net cash provided by operating activities	740,428	576,109
Cash flows from investing activities:
Additions to property, buildings and equipment	(148,361)	(155,163)
Proceeds from sale of property, buildings and equipment	3,654	5,035
Net cash paid for business acquisitions	(127,960)	(24,384)
Other – net	(160)	440
Net cash used in investing activities	(272,827)	(174,072)
Cash flows from financing activities:
Net (decrease) in short-term debt	(5,860)	(44,110)
Net (decrease) increase in long-term debt	(14,157)	81,650
Proceeds from stock options exercised	66,512	54,266
Excess tax benefits from stock-based compensation	53,319	44,177
Purchase of treasury stock	(279,619)	(296,458)
Cash dividends paid	(188,688)	(161,998)
Net cash used in financing activities	(368,493)	(322,473)
Exchange rate effect on cash and cash equivalents	(11,176)	5,748
Net change in cash and cash equivalents	87,932	85,312
Cash and cash equivalents at beginning of year	452,063	335,491
Cash and cash equivalents at end of period	$539,995	$420,803

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